Exhibit 10.1
Separation Agreement and General Release
This Separation Agreement and General Release (the “Agreement”) is by and between Dawn Kimball (the “Executive”) and Landec Corporation (the “Company”) effective as of the Effective Date (see Section 2b.(iii) below). In consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:
1.Separation Date, Accrued Amounts and Separation Benefits. Executive’s employment with Landec Corporation (the “Company”) will end effective March 12, 2021 (the “Separation Date”). Executive acknowledges that the Company has paid Executive in a single lump-sum payment on the Separation Date any earned, but unpaid, base salary and accrued, but unused paid vacation to which she is entitled through the Separation Date (collectively the “Accrued Amounts”). If Executive signs this Agreement no earlier than the Separation Date and no later than the 22nd day after she receives it (the “Offer Period”), the Company shall provide Executive with the separation benefits described in Sections 1(a) through (d) below (collectively the “Separation Benefits”) provided this Agreement becomes effective and enforceable. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
(a)Severance Payment. The Company shall pay Executive the amount of $309,000, which sum represents twelve (12) months’ of her current base salary (such amount to be paid in equal installments on the Company’s regularly scheduled payroll dates), with the first payment, which shall be retroactive to the day immediately following the Separation Date, being due and payable on the Company’s next regular payday for executives that follows the expiration of thirty (30) days from the Separation Date. If the Executive signs the Agreement on the Separation Date, and does not subsequently revoke the Agreement, the first payday under the Agreement will be on the following regularly scheduled payroll pay date.
(b)Bonus. The Company shall pay Executive the annual incentive award to which she is entitled, if any, under the Incentive Plan (as such term is defined in the Executive Employment Agreement between Executive and the Company dated January 31, 2019 (the “Employment Agreement”)) for the Company’s 2021 fiscal year, based on actual performance (disregarding any requirement that Executive be employed through the end of the determination period or on the date the payment is made), and pro-rated through the Separation Date, which shall be paid at the same time bonuses for such year are paid to active employees under the terms of the applicable cash bonus plan (but no later than March 15, 2022).
(c)Equity.     The Executive’s outstanding Company compensatory equity awards shall vest as follows:
(i) The stock options granted to Executive on October 12, 2018 and July 23, 2020 shall vest and become exercisable, as of the Separation Date but subject to the effectiveness of this Agreement, as to the number of shares that would have vested had Executive remained employed during the 12-month period following the Separation Date (rounded down to the nearest whole share). Executive understands and agrees that all
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vested options must be exercised within six (6) months following the Separation Date in accordance with the applicable stock incentive plan and related stock option agreements.
(ii) The restricted stock unit awards granted to Executive on October 12, 2018 and October 15, 2019 will vest, as of the Separation Date but subject to the effectiveness of this Agreement, as to the number of shares that would have vested monthly over the applicable vesting period from the date of grant until the first anniversary of the Separation Date (rounded down to the nearest whole share).
Any options and restricted stock units not vested as of the Separation Date (after taking into account Section 1(c)(i) and (ii)) are forfeited automatically in accordance with the terms of the applicable stock incentive plan and related stock option agreements. Executive acknowledges that IRS regulations require that any Incentive Stock Options (ISO) not exercised within 90 days following the Separation Date will become Nonqualified Stock Options for taxing and reporting purposes.
(d)Cobra. During the period commencing on the Separation Date and ending on the earlier of (i) the maximum period permitted under COBRA and (ii) the date on which Executive becomes eligible for coverage under the group health plan of a subsequent employer (of which eligibility Executive hereby agrees to give prompt notice to the Company) (in any case, the “COBRA Period”), the Company shall reimburse Executive, with respect to each month during the COBRA Period, an amount equal to the monthly premium actually paid by Executive for such continued healthcare coverage; provided, that in no event shall such reimbursement amount exceed the cost actually paid by Executive for such continued healthcare coverage.  Notwithstanding the foregoing, if (x) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (y) the Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, each remaining premium payment under this Section 1(d) shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).  To be eligible for this benefit, Executive may be required to make a valid and timely election to continue healthcare coverage under the Company’s group health plans pursuant to Section 4980B of the Internal Revenue Code of  1986, as amended and the regulations thereunder (i.e., by electing COBRA).  In addition, Executive may be required to provide complete and accurate documentation evidencing her actual premium payments for continued healthcare coverage in order to receive reimbursement from the Company pursuant to this Section 1.
(e)Resignations. Effective as of the Separation Date, Executive hereby resigns as Senior Vice President of Human Resources and Chief People Officer of the Company and any other officer or board positions that she may hold with any other affiliate of the Company.

2.General Release. In exchange for good and valuable consideration, and intending to be legally bound by this Agreement, Executive agrees as follows on behalf of herself and her heirs, representatives, successors, and assigns, to release the Company, its parents, subsidiaries, divisions, affiliates, and related entities and their respective past and present officers, directors, stockholders, managers, members, partners, employees, agents, servants, attorneys, predecessors, successors, representatives, and assigns (collectively the “Released Parties”), collectively, separately, and severally, of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, demands, causes of action, liabilities, suits, judgments, damages, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, foreseen or unforeseen, accrued or unaccrued, asserted or unasserted, which she ever had, now have, or hereafter may have against the Released Parties, or any of them, from the beginning of time up until the date she signs this Agreement, including without limitation the right to take discovery with respect to any matter, transaction, or occurrence existing or happening at any time before or upon Executive signing of this Agreement, with the exception of (i) any claims which cannot legally be waived by private agreement; and (ii) any claims which may arise after the date she signs this Agreement. This general release includes, but is not limited to, any and all claims whether based in equity, law or otherwise, including without limitation any federal, state, or local statute, code, regulation, rule, ordinance, constitution, order, or at common law. This general release includes, but is not limited to, any and all claims, related in any way to Executive’s employment with the Company and/or its predecessors, the termination of that employment), including but not limited to, any and all tort claims, contract claims, claims or demands related to stock, stock options or any other ownership interests in the Company, fringe benefits, severance pay wages, incentive compensation, bonuses, and other remuneration. Executive’s acceptance of this Agreement also releases any and all claims under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). Executive understands that she should not construe this reference to age discrimination claims as in any way limiting the general and comprehensive nature of the release of claims provided under this Section. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed in any way to release (a) the Company’s obligation to indemnify Executive pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law; or (b) workers’ compensation benefits, unemployment compensation benefits, or any other rights or benefits that, as a matter of law, may not be waived, including but not limited to unwaivable rights she might have under federal and/or state law. This release does not limit or restrict Executive’s right under the ADEA to challenge the validity of this release in a court of law. However, this release does prevent Executive from making any individual or personal recovery against the Company or the Released Parties, including the recovery of money damages, reinstatement or other legal or equitable relief, as a result of filing a charge or complaint with a government agency against the Company and/or any of the Released Parties, with the exception of any right to receive an award for information provided to the Securities and Exchange Commission.
(a)Waiver of California Civil Code Section 1542. Executive also acknowledges that she has been advised of California Civil Code Section 1542, which reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
Executive agrees that she is waiving any and all rights she may have under California Civil Code Section 1542 with respect to the general release of claims in Section 2 of this Agreement. In connection with this waiver, she acknowledges that she may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which she may now know or believe to be true, with respect to the claims released pursuant to Section 2. Nevertheless, she intends to and does by this Agreement release, fully, finally and forever, in the manner described in Section 2, all such claims as provided therein. This Agreement shall constitute the full and absolute release of all claims and rights released in this Agreement, notwithstanding the discovery or existence of any additional or different claims or facts relating thereto.
(b)Release of Claims Under the ADEA; Consideration & Revocation Period
(i) ADEA Claims Released. Executive understands that the general release set forth in Section 2 above includes a release of any claims she may have, if any, against the Released Parties under the ADEA. She understands that her waiver of rights and claims under the ADEA does not extend to any ADEA rights or claims arising after the date she signs this Agreement and she is not prohibited from challenging the validity of this release and waiver of claims under the ADEA.
(ii) Consideration Period. Executive acknowledges that she has been given a period of at least twenty-one (21) days from the date this Agreement was initially delivered to her to decide whether to sign this Agreement (the “Consideration Period”). If she decides to sign this Agreement before the expiration of the Consideration Period, which is solely her choice, she represents that her decision is knowing and voluntary. She agrees that any revisions made to this Agreement after it was initially delivered to her were either not material or were requested by her, and do not re-start the Consideration Period. Executive has been advised to consult with an attorney of her own choosing prior to signing this Agreement.
(iii) Revocation Period; Effective Date. Executive understands that she may revoke this Agreement within seven (7) days after she has signed it (the “Revocation Period”). This Agreement shall not become effective or enforceable until the eighth (8th) day after she signs this Agreement without having revoked it (the “Effective Date”). In the event she chooses to revoke this Agreement, she must notify the Company in writing in accordance with Section 11 of the Employment Agreement and directed to the Chairman of the Board of Directors in which case this Agreement (other than the resignations set forth in Section 1(e)) shall have no force or effect.

3.Representations & Warranties. By signing below, Executive represents and warrants as follows:
(a)There are no pending complaints, charges or lawsuits filed by her against any of the Released Parties.
(b)Executive is the sole and lawful owner of all rights, title and interest in and to all matters released under Section 2, above, and she has not assigned or transferred, or purported to assign or transfer, any of such released matters to any other person or entity.
(c)Executive has been properly paid for all hours worked, and she has received all compensation due through the Separation Date.
(d)The Company has reimbursed Executive for all Company-related expenses incurred by her in direct consequence of the discharge of her duties, or of her obedience to the directions of the Company.
(e)The Company has not denied Executive the right to take leave under the Family and Medical Leave Act or any other federal, state or local leave law.
(f)Executive has not suffered or incurred any workplace injury in the course of her employment with the Company, other than any injury that was made the subject of a written injury report before she signed this Agreement.
(g)Executive confirms that the Confidential Information and Invention Assignment Agreement and Sections 7, 8 and 9 of the Employment Agreement and such other Sections of the Employment Agreement as are necessary to give effect to the provisions of those Sections survive the termination of the Employment Agreement and Executive’s employment, and her execution of this Agreement. Except as otherwise provided in the preceding sentence, this Agreement shall constitute the complete and exclusive statement of its terms, and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, arbitral or other legal proceeding involving this Agreement.
4.Cooperation. Executive acknowledges and agrees that she will reasonably cooperate with the Company in any pending or future matters, including without limitation any litigation, investigation, or other dispute, in which she, by virtue of her employment with the Company, has relevant knowledge or information.
5.Exceptions. Notwithstanding anything in this Agreement, the Confidential Information and Invention Assignment Agreement or the Employment Agreement to the contrary, nothing contained in this Agreement shall prohibit Executive (or Executive’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department

of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony.
6.Miscellaneous.
(a)All defined terms in this Agreement are as defined in the Employment Agreement unless otherwise provided herein.
(b)Executive agrees and acknowledges that this Agreement provides her with benefits from the Company which, in their totality, are greater than those to which she otherwise would be entitled.
(c)Nothing in the Employment Agreement or this Agreement should be construed as an admission of wrongdoing or liability on the part of the Company or the other Released Parties, who expressly deny any liability whatsoever.
(d)This Agreement and its interpretation shall be governed and construed in accordance with the laws of the State of California without regard to its conflict of law principles.
(e)If any provision of this Agreement or portion thereof is found to be invalid, void or unenforceable, then the parties intend that it be modified only to the extent necessary to render the provision enforceable as modified or, if the provision cannot be so modified, the parties intend that the offending language be severed, and that the remainder of this Agreement, and all remaining provisions, remain valid, enforceable, and in full force and effect.

(f)Each of the Released Parties is an intended third-party beneficiary of this Agreement having full rights to enforce this Agreement.
(g)A facsimile or scanned (e.g., .PDF, etc.) signature on this Agreement shall be deemed to be an original.
By signing this Agreement, Executive acknowledges that she does so voluntarily after carefully reading and fully understanding each provision and all of the effects of this Agreement, which includes a release of known and unknown claims and restricts future legal action against the Company and other Released Parties.

COMPANY:

LANDEC CORPORATION

Dated:
Dr. Albert D. Bolles, Ph.D.
President and Chief Executive Officer

EXECUTIVE:

Dawn Kimball

Dated: